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August 22, 1994


Gandalf Technologies Inc.
130 Colonnade Road South
Nepean, Ontario
K2E 7M4

Dear Sirs:

		RE:	Registration Statement on Form S-8
			of Gandalf Technologies Inc. (the "Company")
			____________________________________________

		We have examined the Registration Statement on Form S-8, relating to the 1993 Employee Stock Purchase Plan and the Stock Option Plan for
Executives and Directors (the "Plans") to be filed by the Company with the Securities and Exchange Commission on or about August 22, 1994 (the
"Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,538,000 Common
Shares of the Company (for a total number of 2,238,000 registered Common
Shares with respect to such Plans). We have examined such corporate records, agreements and other instruments and documents as I have deemed necessary as a basis for the opinion hereinafter expressed.

		Based upon the foregoing and having regard to legal considerations which we deemed relevant, we are of the opinion that up to 2,238,000 Common Shares, without nominal or par value, of the Company to which the above-mentioned Registration Statement (and a prior registration statement) relates, and which will be issued by the Company, are duly authorized and, when issued by the Company in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

		We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement and any amendment thereto, and the Prospectus relating thereto.

Yours very truly,


S/CHARLES J. GARDNER
Goldberg, Shinder, Gardner & Kronick